RFMD Contact
Douglas DeLieto
(336) 678-7968

FOR IMMEDIATE RELEASE
January 10, 2007

RFMD® Comments On Outlook At Needham Growth Conference

New York, January 10, 2007 - Management of RF Micro Devices, Inc. (NASDAQ: RFMD), a global leader in the design and manufacture of high-performance radio systems and solutions for applications that drive mobile communications, commented on the Company's growth opportunities during a webcast investor presentation yesterday at the 9th Annual Needham Growth Conference in New York.

During the conference, Bob Bruggeworth, president and chief executive officer, and Dean Priddy, chief financial officer, commented that the handset market is strong and that handset market share continues to be consolidated among RFMD's top customers.  RFMD continues to anticipate growth in the handset market, driven by new subscribers and increasing replacement rates in developing markets as well as upgrades to higher data rate phones, such as WCDMA and EDGE, in developed markets.

RF Micro Devices is targeting higher dollar content opportunities in cellular handsets and other wireless devices through sales of POLARIS™ TOTAL RADIO™ transceiver solutions, transmit modules and complementary wireless products, such as WLAN, GPS and Gallium Nitride (GaN) components for cellular infrastructure. The Company has posted more than two years of consecutive quarterly growth in POLARIS™ transceiver solution sales and expects to report quarter-over-quarter sales growth in transceiver solutions in the December 2006 quarter.

The Company also expects to post improving profitability in the December 2006 quarter, as compared to September 2006, as a result of several factors, including revenue growth in excess of expense growth, increased internal GaAs pHEMT production and increased internal assembly. The Company commented that virtually all financial metrics tracked favorably in the December 2006 quarter and operating income is expected to surpass 10% of revenue.  Additionally, the Company continues to anticipate that transceiver solution sales in the March 2007 quarter will be flat-to-up sequentially, compared to the December 2006 quarter.

Finally, the Company commented that it has completed the sale of substantially all of its Bluetooth® assets to QUALCOMM and expects to recognize a gain on the sale in its December 2006 quarter. The Company also expects to benefit going forward from a reduction in operating expenses per share of approximately $0.04 to $0.06 per year as a result of the sale. The Company will report its December 2006 quarterly financial results on Tuesday, January 23, 2007 at approximately 4:00 p.m. (ET).

An archived replay of the presentation will be available in approximately one week on the "RFMD Conference Calls" web page at the following URL: http://phx.corporate-ir.net/phoenix.zhtml?c=95468&p=irol-audioarchives

About RFMD:  RF Micro Devices, Inc. (NASDAQ: RFMD) is a global leader in the design and manufacture of high-performance radio systems and solutions for applications that drive mobile communications. RFMD's power amplifiers, transmit modules, cellular transceivers and system-on-chip (SOC) solutions enable worldwide mobility, provide enhanced connectivity and support advanced functionality in current- and next-generation mobile handsets, cellular base stations, wireless local area networks (WLANs), wireless personal area networks (WPANs) and global positioning systems (GPS). Recognized for its diverse portfolio of state-of-the-art semiconductor technologies and vast RF systems expertise, RFMD is a preferred supplier enabling the world's leading mobile device manufacturers to deliver advanced wireless capabilities that satisfy current and future market demands.

Headquartered in Greensboro, N.C., RFMD is an ISO 9001- and ISO 14001-certified manufacturer with worldwide engineering, design, sales and service facilities. RFMD is traded on the NASDAQ Global Select Market under the symbol RFMD. For more information, please visit RFMD's web site at www.rfmd.com.

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements included herein represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those expressed or implied by forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as is required under the federal securities laws. RF Micro Devices' business is subject to numerous risks and uncertainties, including variability in quarterly operating results, the rate of growth and development of wireless markets, risks associated with the operation of our wafer fabrication facilities, molecular beam epitaxy facility, assembly facility and test and tape and reel facilities, our ability to attract and retain skilled personnel and develop leaders, variability in production yields, our ability to reduce costs and improve gross margins by implementing innovative technologies, our ability to bring new products to market, our ability to adjust production capacity in a timely fashion in response to changes in demand for our products, dependence on a limited number of customers, and dependence on third parties. These and other risks and uncertainties, which are described in more detail in RF Micro Devices' most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements.

RF MICRO DEVICES® and RFMD® are trademarks of RFMD, LLC.  All other trade names, trademarks and registered trademarks are the property of their respective owners.

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